Exhibit 99.1

Altaba Announces $5 Billion Share Repurchase Program

NEW YORK—Altaba Inc. (“Altaba” or the “Company”) (NASDAQ:AABA) today announced that its Board of Directors has authorized the repurchase of up to $5 billion of its common stock.

Altaba announced in June that it had repurchased approximately 64.5 million common shares, or approximately 6.7% of the Company’s issued and outstanding shares, for $3.4 billion in a modified “Dutch auction” self-tender offer. The authorization being announced today marks the next stage of the Company’s program to return cash to its shareholders.

“We have consistently stated that it is our intent to return substantially all of our cash to shareholders over time (of course retaining what we need to cover liabilities and operate the Fund) – and with this action, we state it again today, clearly.” said Thomas J. McInerney, chief executive officer of Altaba.

The Company’s share repurchase program may use open market purchases and/or tender offers. The date and time of share repurchases will depend upon market conditions. All repurchases will be made in compliance with, and at such times as permitted by, federal securities law and may be suspended or discontinued at any time. This new authorization supersedes the existing buyback program, which was authorized in March 2015 when the Company was known as Yahoo! Inc.

Altaba also announced today that it has filed a Form 8-K with its unaudited opening balance sheet for its first day of operating as a registered investment company, June 16, 2017. On June 13, 2017, Altaba completed the sale of its operating business to Verizon Communications Inc.

About Altaba Inc.

Altaba Inc. (NASDAQ:AABA) is an independent, publicly traded, non-diversified, closed-end management investment company registered under the Investment Company Act of 1940. The fund’s assets primarily—but not entirely—comprise two investments: the first a substantial position in Alibaba Group Holding Limited, which has become one of the world’s largest online retailers, and the second in Yahoo Japan Corporation, now a leading Japanese internet company.

Prior to June 16, 2017, Altaba was known as “Yahoo! Inc.” Altaba was created from Yahoo! Inc. after the sale of its operating businesses, at which time Yahoo! Inc. reorganized as an investment company, was renamed Altaba Inc., and began trading under the Nasdaq ticker symbol AABA.

Visit www.altaba.com for more information.

Abernathy MacGregor

Alan Oshiki or Mike Pascale

212-371-5999

altaba@abmac.com